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Exhibit 10.14

LEASE

BETWEEN

BADENHURST-AIRWAY CENTRE LTD.

– and –

HOSTOPIA.COM INC.

Airway Centre, Building II
5915 Airport Road, Mississauga

Barbara Lanys
Bloom & Lanys
250 Roehampton Avenue
Suite 100
Toronto, Ontario
M4P 1R9

AIRWAY CENTRE, PHASE II

THIS INDENTURE made (in quadruplicate) the 30th day of September in the year 2002.
In pursuance of the Short Form of Leases Act
B E T W E E N :
BADENHURST-AIRWAY CENTRE LTD.
(herein called the "Landlord")
OF THE FIRST PART
– and –
HOSTOPIA.COM INC.
(herein called the "Tenant")
OF THE SECOND PART

        WITNESSETH that in consideratioin of the rents, covenants and agreements hereinafter reserved and contained, the Landlord and the Tenant covenant and agree as follows:

1.
PREMISES

        The Landlord hereby leases to the Tenant those certain premises known as Suite No. 1100 (the "Premises"), contained in the building known as the "Airway Centre, Building II" (the "Building"), situated on the lands having a municipal address of 5915 Airport Road, Mississauga, Ontario, and which lands are more particularly described in Schedule "A" hereto annexed. The premises comprise all of the 11th floor of the Building and contain a Rentable Area of fourteen thousand three hundred ninety-seven (14,397) square feet, measured in accordance with current BOMA standards and subject to remeasurement by the Landlord's Architect and is more particularly shown, for the purpose of identification only and not by limitation or enlargement, as being outlined in red on Schedule "B" hereto annexed.

2.
TERM

        TO HAVE AND TO HOLD the Premises for and during the term (hereinafter called "the Term") of seven (7) years to be computed from the 1st day of November, 2002 (the "Commencement Date") and from thenceforth next ensuing and fully to be completed and ended on the 31st day of October, 2009 (the "Termination Date").

3.
RENTAL

        YIELDING AND PAYING therefore yearly and every year during the Term unto the Landlord, its successors and assigns, (or at such place or places as the Landlord shall designate from time to time in writing) for and during each and every year of the Term hereof, a fixed annual rent as follows:

  (a)
  For years one (1) to three (3) of the Term, the sum of Twelve Dollars Fifty Cents ($12.50) per square foot of gross Rentable Area of the Premises per annum;

  (b)
  For years four (4) to five (5) of the Term, the sum of Twelve Dollars Seventy-Five Cents ($12.75) per square foot of gross Rentable Area of the Premises per annum; and

  (c)
  For years Six (6) to Seven (7) of the Term, the sum of Thirteen dollars ($13.00) per square foot of gross Rentable Area of the Premises per annum.

        Said annual rent shall be payable in equal monthly instalments in advance, without deduction, set-off or abatement on the first day of each and every month of the Term along with the Additional Rent, if any, set out in this Lease. If the Term commences on any day other than the first or ends on any other day than the last day of the month, rent for the fractions of a month at the commencement and at the end of the Term shall be adjusted pro-rata. Upon the execution of this Lease, the Tenant shall deliver to the Landlord an authorization note addressed to the Tenant's Canadian Chartered Bank authorizing such bank to accept for payment pre-authorized cheques drawn on the Tenant's account by the Landlord, or its designated manager or agents, at 5935 Airport Road, Suite 600, Mississauga, Ontario, L4V 1W5 Attention: Daniel Drimmer with a copy to Bloom & Lanys, Barristers and Solicitors (416) 485-6054 or at such other place as the Landlord shall hereafter designate, in the amount of the monthly rental payments due hereunder or as amended from time to time under the terms of this Lease for the term as specified in paragraph number two.

  DEPOSIT

        The Landlord acknowledges receipt of the sum of Fifty-Nine Thousand Six Hundred and Ninety-Three Dollars and Fifty-Seven Cents ($59,693.57) including G.S.T. (the "Deposit") paid to Royal LePage Commercial Inc. (the "Listing Broker") in Trust. The Listing Broker shall hold these funds in an interest bearing account provided sufficient investment funds and investment period exist) with interest accruing to the Tenant's account, bearing interest at the then current rates offered by the Listing Broker's Canadian Chartered Bank. The full amount of the Deposit together with all accrued interest shall be applied to the first and last month's basic rent and Additional Rent.

  SECURITY DEPOSIT

        Intentionally Deleted.

4.
DEFINITIONS

        In this Lease the following terms shall have the following meaning ascribed to them:

        (a)   "Total Maintenance Costs" means the total amount of all costs, expenses or amounts incurred, whether by the Landlord or others on behalf of the Landlord, in connection with the complete maintenance, operation, management and repair of any part of:

  i)
  the Premises and the Building, including the underground parking garage, of which the Premises form a part;

  ii)
  the Common Inside Areas and Common Outside Areas and Facilities (as hereinafter defined); and

  iii)
  other items, components and improvements used or enjoyed by the Tenant in common with others including without limiting the generality of the foregoing all fixtures, fittings, lights, boilers, pipes, plant machinery, elevators, elevator shafts, heating and air-conditioning equipment, lobbies, entrances, stairs, passages, washrooms, walls, fences, gutters, drains, walkways, driveways, parking areas including underground parking garage, ramps, shipping and receiving areas, flower beds, lawns and other areas situated within the limits of the lands described in Schedule "A" attached hereto;

which shall include, without limiting the generality of the foregoing and without limiting the generality of the interpretation of the foregoing and without duplication, the cost of all repairs and replacements required for such operation and maintenance; all costs in respect of any heating, ventilating and air-conditioning equipment, the costs of operating and maintaining elevators; the cost of providing hot and cold water; capital tax; depreciation (in accordance with generally accepted accounting principles from time to time) of all capital and maintenance equipment which by its nature requires periodic replacement including all heating, ventilating and air conditioning equipment; depreciation of all capital expenditures made by the Landlord in an effort to promote energy conservation as set out in section 5(v) of this Lease; the cost of electricity and public utilities including lighting not otherwise charged to tenants; the cost of snow, ice and refuse clearance and removal; parking lot and underground garage maintenance, repairs and striping, landscape maintenance and window cleaning; the cost of insuring the Building of which the Premises form a part for the full cost of reinstatement against loss or damage on an "all risks" basis (including flood and earthquake for full replacement cost with no deduction for depreciation), boiler and machinery insurance, public liability insurance and loss of rental income insurance, and such other risks usually insured against by prudent owners of similar buildings in similar areas having regard to the location, age, nature and character of the Building, in such amounts and with such deductibles as are usually carried; accounting costs incurred in connection with the preparation of statements and opinions for the tenants and the reasonable cost of collecting payments of all amounts payable by tenants; the cost of providing janitor and security service and security devices for the Premises and the Building such as are in keeping with maintaining the standard of a first-class office building; the cost of all rental equipment and building supplies used by the Landlord for all such operation and maintenance or any other purpose; including, without limitation, all leasing fees and expenses incurred for the energy management equipment and systems and for security equipment and systems; amounts paid on service contracts; the amount of all salaries, wages and benefits paid to or on behalf of persons engaged in cleaning, supervision, maintenance, operating, management and repair; any business taxes which may be imposed on the Landlord by reason of its operation of the Building or parts thereof; any management fees or charges of managing agents, or the Landlord's charges in lieu thereof if the Landlord undertakes management of the Building (which charges shall be an amount per year equal to four percent (4%) of the gross income, including all rent, Additional Rent and parking and storage rent of the Building).

        Notwithstanding anything else contained herein the Tenant's proportionate share of Total Maintenance Costs shall not include: (a) the cost of all structural repairs and replacements to footings, foundations, structural columns and beams, structural sub-floors, bearing walls of the Building; (b) all sums in excess of One Thousand Dollars ($1,000.00) per annum on account of capital tax and large corporations tax; (c) costs and expenses which are capital in nature according to generally accepted accounting principles; (d) any ground rentals and any principal, interest or any other carrying charges or mortgage payments or other financing costs in respect of the Building or any expansions thereof; (e) costs or expenses incurred with respect to the acquisition, development, expansion and/or construction of the Building or any expansion thereof; (f) depreciation, amortization or similar costs of capitalized assets; (g) any reserves for future expenditures or liabilities which would be incurred subsequent to the then current accounting year; and (h) the Landlord's Work.

        Costs incurred as a result of the Tenant's use of HVAC beyond Normal Business Hours shall be billed to the Tenant at the pro-rated rate of $2.25 per annum per square foot of that portion of the Rentable Area of the Premisess requiring the extra service. For the purposes hereof, the Tenant's use of HVAC beyond Normal Business Hours shall be a fraction, the numerator which shall be the number of hours of the Tenant's use of HVAC beyond Normal Business Hours divided by the denominator which shall be 5988 hours, multiplied by the portion in square feet of the Rentable Area of the Premises that is used for HVAC Normal Business Hours (as determined by the Landlord's Architect), all multiplied by $2.25. For greater clarity, if the Tenant uses 1,000 hours of HVAC Normal Business Hours in a 10,000 square foot portion of the Premises it would have to pay the Landlord (1000/5988) × (10,000) × $2.25 = $3,757.51 as determined under this lease.

        The Landlord covenants and agrees that: (a) all Additional Rent costs and expenses must be competitive and the work performed must be of a degree of competency to that found in any similar class building having consideration to the size and age of the Building; (b) the Landlord will use its best efforts to maintain the Additional Rent at a minimum; and (c) Additional Rent will be calculated, applied and collected in an equitable manner from all tenants and occupants of the Building from time to time.

        Total Maintenance Costs shall not include interest on the Landlord's debt or Capital retirement of debt or amounts directly chargeable to capital account, except as otherwise expressly provided herein.

        In calculating Total Maintenance Costs, if less than ninety-seven (97%) percent of the Building is occupied by tenants (including the Tenant), then the amount of such Total Maintenance Costs shall be deemed to be increased to an amount equal to the amount of Total Maintenance Costs which would have been incurred had ninety-seven (97%) percent of the building been occupied by tenants throughout the entire period from which Total Maintenance costs is being calculated.

        With respect to any such costs, expenses or amounts incurred on other parts of the complex containing the Building, the Landlord shall have the right from time to time to reasonably allocate and reallocate such costs, expenses and amounts among the Building and any other buildings from time to time erected on other parts of the complex containing the Building, and the amount so allocated to the Building shall constitute part of the Total Maintenance Costs.

        (b)   "Proportionate Share" means the fraction which has as its numerator the Rentable Area (which includes, in the case of premises forming part only of a floor of the Building, the "Additional Area") of the Premises and has as its denominator the Total Rentable Area of the Building whether rented or not, subject only to the adjustments which follow. The Total Rentable Area of the Building shall be calculated as if the Building were entirely occupied by tenants renting whole floors, and shall be the total of the Rentable Area of all premises leased or set aside from time to time by the Landlord for leasing in the Building, and shall include the areas of all corridors, lobbies and other areas from time to time set aside by the Landlord for common use on all floors of the Building (excluding those common areas at the ground level of the Building, such as entrance lobbies and other areas from time to time designated by the Landlord). The calculation of the Total Rentable area of the Building whether rented or not shall be determined upon completion of the Building and shall be adjusted from time to time to give effect to any structural or functional change affecting same. The calculation of the Rentable Area of the Premises shall be adjusted from time to time to give effect to any change therein during the Term. Provided that if any tenant, pursuant to its lease or otherwise with the Landlord's consent performs at its own cost any service or aspect of these items, the cost of which would normally constitute a part of Total Maintenance Costs, then the Landlord shall alter the above fraction for such services or aspects as may be necessary to provide equitable distribution of Total Maintenance Costs among the tenants provided with the said services.

        (c)   "Rentable Area" means:

  (i)
  for Premises which comprise the whole of a floor of the Building, all areas within the inside surface of the outside walls on such floor. The Rentable Area for whole floor Premises shall be computed by measuring to the inside surfaces of the glass our building walls, without deduction for columns and projects necessary to the Building, but shall not include stairs, elevator shafts, or mechanical ducts supplied by the Landlord for use in common with other tenants in the Building;

  (ii)
  for Premises which comprise part of a floor of the Building, all areas occupied by the Tenant on such floor. The Rentable Area for part floor Premises shall be computed by measuring from and to whichever of the following form the boundaries of the Premises: the inside surface of the glass outer building walls, the centre of partitions which separate the Premises from adjoining rentable or service areas; and the office side of corridors or other permanent partitions; all without deduction for columns and projections necessary to the Building, but shall not include stairs, elevator shafts, or mechanical ducts supplied by the Landlord for use in common with other tenants in the Building.

        In calculating the Rentable Area for part floor Premises, the area of the Premises, as calculated in accordance with the foregoing formula, shall be increased by an area (the "Additional Area") equal to the fraction of the total area of the corridors (measured to the corridor side of the corridors), elevator lobbies, service elevator lobbies, washrooms, air-conditioning rooms, fan rooms, janitor's closets, telephone and electrical closets and other closets serving the Premises in common with other premises on such floor, which fraction has as its numerator the Rentable Area of the Premises (calculated in accordance with the foregoing formula but without the addition of the Additional Area), and has as its denominator the sum of all Rentable Areas of all premises (calculated in accordance with the foregoing formula but without the addition of the Additional Area), including the Premises on such floor. The common areas at the ground level of the Building, such as entrance lobbies and other areas from time to time designated by the Landlord, shall be excluded from the foregoing calculations.

        The Landlord shall cause the Landlord's Architect to measure and certify the Total Rentable Area of the Building and the Rentable Area of the Premises, prior to, or as soon as reasonably possible after, the commencement of the Term, and thereafter from time to time, as may be appropriate, throughout the Term. Such certificates issued by the Landlord's Architect shall be provided to and be conclusive and binding upon the Tenant. Any necessary adjustments to the rent, as a result of such certificates, shall be confirmed in writing by the parties.

        (d)   "Landlord's Architect" means a qualified architect, engineer or Ontario Land Surveyor from time to time retained, chosen or employed by the Landlord.

        (e)   "Common Outside Areas and Facilities" means the walls, fences, gutters, drains, parking areas (excluding the underground parking garage), shipping and receiving areas, driveways, walkways, flower beds, lawns and other areas situated within the limits of the lands described in Schedule "A" attached hereto, ramps and other common outside areas in or about the said Building as may from time to time be designated by the Landlord for the use of or benefit of customers while visiting said Building or for the purpose of ingress to or egress from the demised Premises, including without limiting the generality of the foregoing, driveways, walkways, parking facilities and landscaping outside the limits of the lands described in Schedule "A" attached hereto, but which are facilities servicing the Building and shared with owners and occupants of the lands and premises adjoining or contiguous to the Building. With respect to parking areas (excluding the underground parking garage), the Tenant, its employees, invitees and licensees shall not be entitled to the exclusive use of any parking space or spaces, but shall share and use the same reasonably in common with other tenants of the Building, their employees, invitees and licensees.

        Notwithstanding the foregoing, the Landlord shall have the right (but shall not be obligated) during the Term of the Lease, to designate parts of the parking areas and underground parking garage for the exclusive use of the Tenant, its employees, invitees or licensees or for the exclusive use of any other tenant or tenants of the Building, their employees, invitees or licensees.

        (f)    "Common Insides Areas" means the elevators, elevator shafts, stairs, passages and washrooms, lobbies, corridors and entrances used in common by the tenants at ground level and all other levels of the Building from time to time.

5.     TENANT'S COVENANTS

        The TENANT COVENANTS with the Landlord:

        (a)   To pay rent.

        (b)   And to pay:

  (i)
  for all costs, including engineering services, incurred or paid by the Landlord for the alterations or modifications to either the Premises or the Building necessitated by either the installation of Tenant's Improvements or the erection of any installations, modifications, alterations, additions or partitions made or caused to be made by the Tenant pursuant to the provisions of sub-paragraph(s) of this paragraph five (5) including without limitations, the removal, modification, and re-installation and redesign of the mechanical and electrical systems of the building, together with any affected ceiling, wall or floor areas of the Premises or the Building;

  ii)
  all charges for telephone, electrical current and all other utilities supplied to or used in connection with the Premises, and the total cost of any replacement of electric bulbs, tubes, starters and ballasts in the Premises. If there are no separate meters for measuring the consumption of such utilities, the Tenant shall pay to the Landlord, in advance by monthly instalments as Additional Rent, such amount as may be reasonably estimated by the Landlord from time to time as the cost of such utilities for the Premises. The Tenant shall advise the Landlord forthwith of any installations, appliances or business machines used by the Tenant and consuming or likely to consume large amounts of electricity or other utilities and further on request shall promptly provide the Landlord with a list of all installations, appliances or business machines used in the Premises, and the Landlord shall have the right to require the Tenant to install a separate meter at the Tenant's expense;

  iii)
  costs incurred as a result of the Tenant using the premises during periods other than 7:00 a.m. to 6:00 p.m. Monday to Friday, excluding public or statutory holidays, which at the discretion of the Landlord may be charged to the Tenant in addition to all other charges payable under this Lease, and which when received from the Tenant will be credited to Total Maintenance Costs.

        (c)    And to pay to the Landlord as Additional Rent the Tenant's Proportionate Share of Total Maintenance costs, within thirty (30) days following receipt by the Tenant of written notice of the amount of such Tenant's Proportionate Share of Total Maintenance Costs for such year, notwithstanding that the year in question or the Term may have ended. Any amounts payable by the Tenant to the Landlord pursuant to the provisions of this sub-paragraph (c) of this paragraph five (5) shall be determined and certified by the Landlord following the end of the calendar year for which such amount is payable. If only part of the final calendar year is included within the Term any such amounts payable for such period shall be pro-rated accordingly and shall be paid on the date the Term ends. Any balance remaining unpaid or any excess paid shall, notwithstanding such termination, be adjusted between the Landlord and the Tenant within a reasonable period thereafter.

        The Landlord shall be entitled at any time in any year, upon at least ten (10) days' notice to the Tenant, to require the Tenant to pay to the Landlord monthly, on the date for payment of monthly rental instalments, as Additional Rent, an amount equal to one-twelfth (1/12th) of the amount estimated by the Landlord to be the amount of the Tenant's Proportionate Share of Total Maintenance Costs for such year. The Landlord shall be entitled subsequently during such year upon at least ten (10) days' notice to the Tenant, to revise its estimate of the amount of the Tenant's Proportionate Share of Total Maintenance Costs and the said monthly instalments shall be revised accordingly. All amounts received under this provision in any year on account of the estimated amount of the Tenant's Proportionate Share of Total Maintenance Costs shall be applied in reduction of the actual amounts of the Tenant's Proportionate Share of Total Maintenance Costs for such year. If the amount received is less than the actual Tenant's Proportionate Share of Total Maintenance Costs for such year, the Tenant shall pay any deficiency to the Landlord as Additional Rent within ten (10) days following receipt by the Tenant of notice of the amount of such deficiency. If the amount received is greater than the actual Tenant's Proportionate Share of Total Maintenance Costs, the Landlord shall either refund the excess to the Tenant as soon as possible after the end of the year in respect of which such payments were made or at the Landlord's option shall apply such excess against any amount owing or becoming due to the Landlord by the Tenant.

        The Landlord shall keep proper and sufficient records of all of its costs relating to the Additional Rent and shall deliver to the Tenant within One Hundred and Eighty (180) days of the end of each lease year throughout the Term and any renewal thereof statements for the previous lease year showing each line item comprising operating costs so that the Tenant may confirm that the operating costs charged by the Landlord for the previous lease year have been calculated in accordance with the terms of the Lease. In the event that the Tenant has reasonable grounds to believe that the operating costs have not been so calculated, the Tenant may contest same within sixty (60) days of the receipt of such statements from the Landlord and the Landlord and Tenant will each act reasonably and in good faith to settle such claim. In the event the parties cannot settle the dispute within sixty (60) days of the tenant's claim, the matter shall be settled by an arbitrator in accordance with the provisions of the Arbitration Act, 1991 (Ontario), ("The Arbitration Act") as amended from time to time.

        JANITOR SERVICES

        (d)    And that the Tenant shall bear the cost of janitor services for the Premises, including without limitation, all sweeping and cleaning of carpeting, floors, windows, blinds and furniture. Such janitor services shall be performed for or supplied to the Tenant by employees of or contractors designated by the Landlord and the cost thereof shall be borne by the Tenant and is included in Total Maintenance Costs. The Landlord shall not be responsible for any act of omission or commission on the part of the employees or contractors or any other person employed to perform or supply such janitor services.

        BUSINESS TAX AND SCHOOL TAX

        (e)    And to pay business and other governmental taxes, charges, rates, duties and assessments levied in respect of the Tenant's occupancy of the Premises or in respect of the personal property or business of the Tenant on the Premises as and when the same become due and also if the Tenant or any assignee or subtenant of the Tenant shall elect to have the Premises or any part thereof assessed for separate school taxes, the Tenant shall pay to the Landlord, as soon as the amount of the separate school taxes is ascertained. any amounts by which the separate school taxes exceed the amount which would have been payable for school taxes had such election not been made.

        REPAIR

        (f)    And to repair, maintain and keep the Premises in good and substantial repair as a prudent owner would do, damage by fire, lightening, tempest, explosion, acts of God or the Queen's enemies, structural defects and weaknesses, impact of aircraft, riots, and insurrection only excepted; and that the Landlord may enter and view the state of repair, and that the Tenant will repair in accordance with notice in writing, save for the exception to its obligations to repair mentioned above in this sub-paragraph (f); and that the Tenant will leave the Premises in good repair, save for the exception to its obligations to repair mentioned above in this sub-paragraph (f); provided that if the Tenant neglects to so maintain or to make such repairs promptly after notice, the Landlord may, at its option, do such maintenance or make such repairs at the expense of the Tenant, and in any and every such case the Tenant covenants with the Landlord to pay to the Landlord forthwith as Additional Rent all sums which the Landlord may have expended in doing such maintenance and making such repairs together with the Landlord's reasonable supervisory fees, charged at an hourly rate, as charged by Landlords in matters of this nature; provided further that the doing of such maintenance or the making of any repairs by the Landlord shall not relieve the Tenant from the obligation to maintain and repair.

        REPAIR WHERE TENANT AT FAULT

        (g)    That if the Building, including the Premises, the elevators, boilers, engines, pipes and other apparatus (or any of them) used for the purpose of heating or air-conditioning the Building, operating the elevators, or if the water pipes, drainage pipes, electrical lighting or other equipment of the Building or the roof or outside walls of the Building get out or repair or become damaged or destroyed through the negligence, carelessness or misuse of the Tenant, its servants, agents, employees or anyone permitted by him to be in the Building, or through him or them in any way stopping up or injuring the heating apparatus, elevators, water pipes, drainage pipes or other equipment of part of the Building, the expense of all of necessary repairs, replacements or alterations shall be borne by the Tenant who shall pay the same to the Landlord forthwith on demand together with the Landlord's reasonable supervisory fee, charged at an hourly rate, as charged by Landlords in matters of this nature.

        GLASS, LOCKS AND TRIMMINGS

        (h)    That all glass, locks and trimming of the doors and window in or upon the Premises and in or upon the interior or exterior walls or doors abutting or forming part of the Premises shall be kept whole or whenever broken due to negligence on the part of the Tenant, its employees or invitees, shall be immediately replaced or repaired under the direction and to the reasonable satisfaction of the Landlord and that such replacements and/or repairs shall be paid for by the Tenant. Provided that all repairs to or replacements of any locks or windows shall only be done by a person specified by the Landlord, subject to the foregoing provisions with respect to payment for such repairs or replacement.

  ASSIGNING OR SUBLETTING

        (i)    That the Tenant will not, except as hereinafter permitted, assign this Lease or sublet or franchise, license, or otherwise part with or share possession of the Premises, or any part thereof, without the Landlord's written consent and which consent shall not be unreasonably, provided nevertheless:

  (1)
  that the Landlord consents to the assignment, subletting, franchising, licensing, or parting with or sharing possession of the Premises as the case may be and in accordance with this Lease, the Tenant shall pay forthwith upon receipt to the Landlord any amount the Tenant receives from an assignee or sublettee or franchisee or licensee or other person with whom it shares or parts with possession of the Premises, as the case may be, as consideration for granting such assignment, sublet, franchise, license, or sharing of this Lease and the Premsies, as the case may be, whether such payments are periodic or lump sum payments, or any additional amount that the Tenant receives from its sub-tenant, licensee, assignee, franchisee, or other persons with whom the Tenant shares possession of the Premises or parts with the premises or any part thereof, over the monthly rent and Additional Rent hereby reserved; it being the express intention of the Landlord and the Tenant that any valuable consideration received by the Tenant upon any assignment, subletting, parting with or sharing possession of the Premises or any part thereof, or licensing, or franchising, as the case may be, in excess of the said monthly rent and Additional Rent herein reserved shall be for the account of the Landlord and shall forthwith upon receipt by the Tenant be payable to the Landlord as Additional Rent, in addition to all other rent due to the Landlord hereunder and the Landlord shall have all rights of recovery with respect to same as the Landlord has for rent and Additional Rent.

  (2)
  Intentionally Deleted.

  (3)
  that if the Tenant requests the Landlord's consent to an assignment of this Lease or to a subletting, franchising, licensing, parting with or sharing possession of the whole or any part of the Premises to or with any person, firm or corporation the Tenant shall submit to the Landlord the name of the proposed assignee, subtenant, franchisee, licensee, or other person and such information as to the nature of its business and its financial responsiblitity and standing as the Landlord may reasonably require. Upon the receipt of such request and information from the Tenant the Landlord shall have the right, exercisable in writing within fourteen (14) days after such receipt, to cancel and terminate this Lease if the request is to assign this Lease or to sublet, franchise, license or otherwise part with or share possession of all the Premises or, if the request is to assign, sublet, franchise, license or other part with or share possession of a portion of the Premises only, to cancel and terminate this Lease with respect to such portion, in each case as of the date set forth in Landlord's notice of exercise of such right, which shall be neither less than sixty (60) nor more than one hundred and twenty (120) days' following the service of such notice. If the Landlord shall exercise such right the Tenant shall surrender possession of the entire Premises or the portion which is the subject of the right, as the case may be, on the date set forth in such notice in accordance with the provision of this Lease relating to surrender of the Premises at the expiration of the Term. If this Lease shall be cancelled as to a portion of the Premises only, the rent payable by the Tenant under this Lease shall be abated proportionately. If the Landlord shall not exercise the right to cancel this Lease as above provided after the receipt of the Tenant's written request, the Landlord's consent to such request shall not be unreasonably withheld. In no event shall any assignment, subletting, franchising, licensing or otherwise parting with or sharing possession to which the Landlord may have consented or for which the Landlord's consent is not required, release or relieve the Tenant from its obligations fully to perform all the terms, covenants, and conditions of this Lease on its part to be performed.

  (4)
  all reasonable costs of the Landlord in respect of any such assignment or sublease or other dealing with this Lease or the Premises shall be forthwith paid upon demand as Additional Rent by the Tenant or tis assignee, subtenant, franchisee or licensee, such reasonable costs of the Landlord shall include a Four Hundred Dollar ($400.00) administration fee, and the Landlord's solictors reasonable legal fees;

  (5)
  the Tenant shall not advertise or allow the Premises or a portion thereof to be advertised as being available for assignment, sublease or otherwise without the prior written approval of the Landlord as to the form and content of such advertisement, which approval shall not be unreasonably withheld, provided that no such advertising shall contain any reference to the rental rate of the Premises.

  (6)
  Intentionally Deleted.

  (7)
  any proposed assignee, subtenant, franchisee, licensee or other person or corporation sharing or taking possession of the Premises shall execute an agreement with the Landlord in writing and under seal in a form acceptable to the Landlord to perform and be bound by all of the Tenant's obligations and covenants set out in the Lease;

  (8)
  no consent of the Landlord hereunder shall be effective unless given in writing to the Landlord, and no such consent shall be presumed from any act or omission of the Landlord and in particular by the acceptance by the Landlord of payment of any amount payable hereunder by any party other than the Tenant. No consent by the Landlord shall constitute a waiver of the requirement to obtain the Landlord's consent to any subsequent or other assigning, subletting, franchising, licensing or parting with possession of the Premises.

  (9)
  The foregoing restrictions on assigning and subletting shall apply to any mortgaging, charging or otherwise dealing with the Lease or the Premises for the purpose of securing any obligation of the Tenant.

  RULES AND REGULATIONS

        (j)    That the Tenant and its employees and all persons visiting or doing business with them on the Premises shall be bound by and will observe and perform the Rules and Regulations annexed hereto as Schedule "C" and any further and other Rules and Regulations of general application to the Building and/or its use made hereafter by the Landlord of which notice in writing shall be given to the Tenant and all such Rules and Regulations shall be deemed to be incorporated and form part of this Lease.

  USE OF PREMISES AND INSURANCE

        (k)    That the Premises shall be used only for the purpose of an office and the Tenant will not carry on or permit to be carried on therein any other trade or business and that the Tenant will not do or omit or permit to be done or omitted upon the Premises anything which shall cause the rate of insurance upon the Building to be increased or any insurance policy on the Building to be cancelled and if the Tenant shall be in breach of these provisions, the Tenant shall not only be responsible for all consequences flowing therefrom and shall indemnify the Landlord in respect thereof, but;

  (i)
  if the rate of insurance on the Building should be increased by reason of the use made of the Premises or by reason of anything done or omitted or permitted to be done or omitted by the Tenant, or by anyone permitted by the Tenant to be upon the Premises, the Tenant will pay to the Landlord on demand the amount of such increase which amount shall be recoverable as rent; and

  (ii)
  if the insurance policy upon the Building should be cancelled by the insurer by reason of the use or occupation of the Premises or any part thereof by the Tenant or by an assignee or subtenant of the Tenant or by anyone permitted by the Tenant to be upon the Premises the Landlord may at its option, determine the Term forthwith by leaving upon the Premises notice in writing of its intention so determining the Term and thereupon rent and any other payments for which the Tenant is liable under this Lease shall be apportioned and paid in full to the date of such determination and the Tenant shall immediately deliver up possession of the Premises to the Landlord and the Landlord may re-enter and take possession of the same.

    Provided that subject to the provisions of the next above paragraph hereof, if the amount of any insurance premium payable by the Landlord in respect of the said Premises in any calendar year shall exceed the amount of said insurance premium payable in the list calendar year of the Term hereby demised due to no fault of the Tenant, the Tenant shall pay its proportionate share of such increase forthwith upon its becoming due and payable. If the Tenant fails to pay its proportionate share of such increase promptly, the Landlord may pay the same and such amount paid by the Landlord shall constitute rent in arrears under this Lease.

  (iii)
  The Tenant shall have access to the Premises, twenty-four (24) hours a day, seven (7) days a week.

  OBSERVANCE OF LAW

        (l)    In its use and occupation of the Premises, not to violate any and to comply with every law, by-law, ordinance, order, rule, regulation or requirement of any federal, provincial, or municipal government or any department, commission, board or officer thereof and with any application, regulation or order of the Canadian Underwriters Association, or anybody having a similar function, or of any liability or fire insurance company by which the Landlord or Tenant may from time to time be insured.

  ASHES, REFUSE, ETC.

        (m)  That the Tenant shall not use any outside garbage or other containers, nor allow any ashes, refuse, garbage or other loose or objectionable material to accumulate in or about the Premises and will at all times keep the Premises in a clean and wholesome condition. The Tenant further covenants that the Tenant will not upon the termination of the Term leave upon the said Premises any rubbish or waste material and will leave the said Premises in a clean and tidy condition.

  WASTE AND NUISANCE

        (n)   Not to make or suffer any waste or cause or allow to be caused any damage, disfiguration or injury to the Premises or the fixtures and equipment thereof or permit or suffer any overloading of the floors thereof; and not to use or permit to be used any part of the premises for any dangerous, noxious or offensive trade, business or other activity, and not to cause or maintain any nuisance in, at or on the Premises.

  ENTRY BY LANDLORD

        (o)   To permit the Landlord or its agents to enter upon the Premises at any reasonable time and from time to time for the purpose of inspecting and of making repairs, alterations, or improvements to the Premises, or to the Building and the Tenant shall not be entitled to compensation for any inconvenience, nuisance or discomfort occasioned thereby; provided that the foregoing shall be done in such a manner as to interfere as little as is reasonable with the Tenant's business.

  INDEMNITY

        (p)   To indemnify and save harmless the Landlord against and from any and all claims by or on behalf of any person or persons, firm or firms, corporation or corporations arising from or out of any act or negligence of the Tenant or any assignee, subtenant, agent, contractor, servant, employee or licensee of the Tenant and against and from all costs, counsel fees, expenses and liabilities incurred in connection with any such claims or any actions or proceeding brought thereon.

  FLOOR PLAN

        (q)   That the Tenant acknowledges and agrees that the floor plan annexed hereto as Schedule "B" and whereon the Premises are identified in red is provided for ready reference only, and that in the event of any discrepancy between the Premises as referred to in the provisions of this Lease and the Premises as identified in the Schedule "B", the provisions of this Lease shall govern.

  EXHIBITING PREMISES

        (r)   To permit the Landlord or its agents to exhibit the Premises to prospective tenants during normal business hours of the last twelve (12) months of the Term.

  ALTERATIONS

        (s)   That the Tenant will not, without prior written consent of the Landlord, make or erect in or to the Premises any installations, alterations, additional partitions, repairs or improvements, or do anything which might affect the proper operation of the electrical, lighting, heating, ventilating, air-conditioning, sprinkler, fire protection or other systems; the Tenant's request for such consent shall be in writing and accompanied by an adequate description of the contemplated work, and where appropriate, working drawings and specifications therefore, the Landlord's out of pocket costs of having its architects, engineers or others examine such drawings and specifications shall be payable by the Tenant upon demand as Additional Rent; the Landlord may require that any or all work to be done hereunder be done by the Landlord's contractors or workmen or by contractors or workmen engaged by the Tenant but first approved by the Landlord, and all work shall be subject to inspection by and the reasonable supervision of the Landlord and shall be performed in accordance with all laws and any reasonable conditions (including a reasonable supervision fee of the Landlord to be paid by the Tenant) imposed by the Landlord and completed in a good and workmanlike manner and with reasonable diligence in accordance with the approvals given by the Landlord; any connection of apparatus to the Building systems shall be deemed to be an alteration within the meaning of this paragraph; the Tenant shall, at its own cost and before commencement of any work, obtain all necessary building and other permits and keep same in force and the Tenant shall promptly pay all charges incurred by it for any work, labour, materials or services and shall forthwith discharge any liens resulting therefrom; if the Tenant fails to so discharge any liens, the Landlord may (but shall be under no obligation to) pay into court the amount required, or otherwise obtain a discharge of the lien in the name of the Tenant and any amount so paid together with all costs incurred in respect of such discharge shall be payable by the Tenant to the Landlord forthwith upon demand plus interest on all such amounts at the rate hereafter set out in this Lease; the Tenant shall not create any mortgage, conditional sale agreement, or other encumbrance in respect of its Leasehold improvements or trade fixtures nor shall the Tenant lease the same from any third party subject to the Landlord's approval not to be unreasonably withheld or delayed.

  SIGNS

        (t)    That, except as otherwise permitted in this Lease, the Tenant will not paint, display, inscribe or affix any sign, picture, advertisement, notice, lettering or direction on any part of the outside or inside of the Building or on the Premises provided that at the request of the Tenant, the Landlord will install a sign showing the name of the Tenant to be placed on or adjacent to the Tenant's entrance door and insert the Tenant's name on the directory board on the ground floor of the Building; the colour, size, style, character and material of such signs shall be such as the Landlord shall determine (in building-standard form) and the cost of such signs shall be paid by the Landlord.

        Throughout the Term and any renewals thereof the Tenant shall have signage rights to the Building and the Tenant shall have the exclusive right to install a minimum of one (1) sign on the exterior southern elevation of the Building, at its sole cost and expense and in accordance with governing building codes.

        Throughout the Term and any renewals thereof, the Tenant shall have the right to assign the Building signage to an approved sub-tenant or assignee provided such sub-tenant or assignee actually occupies at least fifty percent (50%) of the Premises. Any signage shall be subject to the prior approval of the Landlord, not to be unreasonable withheld or delayed, and shall conform to any applicable municipal by-laws or provincial requirements.

        NAME OF BUILDING

        (u)    Not to refer to the Building by any name other than that designated from time to time by the Landlord nor use the name of the Building for any purpose other than that of the business address of the Tenant.

        ENERGY CONSERVATION

        (v)    To co-operate with the Landlord in conserving energy of all types in the Building, including complying at the Tenant's own cost with all reasonable requests and demands of the Landlord made with a view to energy conservation; the depreciation of any reasonable capital expenditures made by the Landlord in an effort to promote energy conservation shall be added to Total Maintenance Costs in the year such expenditures are incurred.

        CERTIFICATES

        (w)    That the Tenant will at any time and from time to time, at no cost to the Landlord, and upon not less than five (5) days' prior notice, execute and deliver to the Landlord or such other parties as designated by the Landlord, a statement in writing certifying that this Lease is unmodified and in full force and effect (or if modified stating the modifications and that the Lease is in full force and effect as modified), the amount of annual rental then being paid hereunder, the dates to which the same, by instalments or otherwise, and other charges hereunder have been paid, whether or not there is any existing default on the part of the Landlord of which Tenant has notice, and any other information reasonably required.

        TENANT INSURANCE

        (x)    At its expense to maintain in force during the Term and any renewal thereof:

  i)
  comprehensive general liability insurance against claims for personal injury, death or property damage arising out of all operations of the Tenant (including Tenant's legal liability, personal liability, property damage and contractual liability to cover all indemnities and repair obligations) with respect to the business carried on in and from the Premises, in amounts required by the Landlord and any mortgagee of the Building or any part thereof from time to time but in no event less than THREE MILLION DOLLARS ($3,000,000.00) per occurrence;

  ii)
  all risks direct damage insurance, covering all chattels and fixtures and all leasehold improvements, installations, additions and partitions made by the Tenant or by the Landlord at the Tenant's expense, in an amount equal to the full replacement value thereof; and

  iii)
  such other forms, amounts and coverages of insurance as may be reasonably required by the Landlord and any mortgagee from time to time. All such insurance shall be with insurers and upon such terms and conditions as the Landlord reasonably approves, and copies of the certificate of insurance and renewal thereof shall be delivered to the Landlord; all such policies shall include the Landlord and any mortgagees as named insureds as their interests may appear, and shall contain a cross-liability clause protecting the Landlord in respect of claims by the Tenant as if the Landlord were separately insured; all such policies shall also contain a provision prohibiting the insurer from altering or cancelling the coverage without first giving the Landlord thirty (30) days prior written notice thereof; if the Tenant fails to take out and maintain in force such insurance, the Landlord may do so and pay the premiums and the Tenant shall pay to the Landlord the amount of such premiums forthwith upon demand. If both the Landlord and the Tenant have claims to be indemnified under any such insurance, the indemnity shall be applied first to the settlement of the Landlord's claim and the balance, if any, to the settlement of the Tenant's claim.

        SALES TAX

        (y)    Notwithstanding any other provisions of this Lease to the contrary, the Tenant shall pay to the Landlord an amount equal to any and all goods and services taxes, sales taxes, value added taxes, or any other taxes imposed on the Landlord with respect to Net Rent, Additional Rent or any other amounts payable by the Tenant to the Landlord under this Lease whether characterized as a goods and services tax, sales tax, value added tax, or otherwise (and shall hereinafter be referred to as "Sales Taxes"). It is the intention of the parties that the Landlord shall be fully reimbursed by the Tenant with respect to any and all Sales Taxes payable by the Landlord. The amount of such Sales Taxes so payable by the Tenant shall be calculated by the Landlord in accordance with the applicable legislation and shall be paid to the Landlord at the same time as the amounts to which such Sales Taxes apply are payable to the Landlord under the terms of this Lease or upon demand at such other time or times as the Landlord from time to time determines. Notwithstanding any other provision in this Lease to the contrary, the amount payable by the Tenant under this paragraph shall be deemed not to be net Rent or Additional Rent, but the Landlord shall have all of the same remedies for and rights of recovery of such amount as it has for recovery of rent under this Lease.

        SMOKING

        (z)    Not to permit or allow its servants, agents, employees, invitees, licensees, guests or anyone for whom the Tenant is in law responsible to smoke cigarettes, cigars, pipes or any other tobacco product in or about the Common Outside Areas and Facilities or the Common Inside Areas.

6.
TAXES

(a)
In this Lease:

i)
"Municipal Taxes" includes all taxes, rates, duties, levies and assessments whatsoever whether municipal, parliamentary or otherwise, charged upon the lands described in Schedule "A" hereto annexed or upon any buildings, erections or installation thereon annexed or upon any buildings, erection or installation thereon on therein, including underground parking garage, or charged upon the Landlord on account thereof, including Municipal Taxes or local improvements or similar charges, and school taxes (whether for public or separate schools) but does not include business taxes that may hereafter be levied upon or in respect of the Tenant's business at the Premises whether or not the same are collectible by the Landlord or a charge on said lands. Where parking, shipping and receiving, landscaped and other common areas forming part of the lands described in Schedule "A" hereto are assessed separately from the Premises and other leasehold space on the said lands, "Municipal Taxes" shall also include taxes in the year in question levied or charged upon or attributable to the assessed value of the same and any business taxes or tax in lieu thereof now or hereafter levied upon the Landlord in respect of such parking, shipping and receiving, landscaped or other common areas. With respect to any such Municipal Taxes and similar taxes on lands adjoining the lands described in Schedule "A", the Landlord shall have the right from time to time to reasonably allocate and reallocate same among the Building and all such adjoining lands, and the amount so allocated to the Building and the lands described in Schedule "A" shall constitute Municipal Taxes.

  ii)
  "Year" shall mean the calendar year.

        (b)    The Tenant covenants to pay the Tenant's Proportionate Share of Municipal Taxes, if any, during each Year of the Term to the Landlord as Additional Rent within ten (10) days following receipt by the Tenant of written notice of the amount owing notwithstanding that the Year in question or the Term of this Lease may have ended. If in any Year after initial determination of the Tenant's Proportionate Share of Municipal Taxes for that Year by the Landlord, such amount is increased by reason of the issue of supplemental assessment notices or tax or both, or other variation in the basis upon which the Tenant's Proportionate Share of Municipal Taxes is calculated, the Landlord shall, as often as necessary, recalculate the Tenant's Proportionate Share of Municipal Taxes for that Year and if the amount of the Tenant's Proportionate Share of Municipal Taxes for that Year is more than originally calculated, the Tenant convenants to pay such excess (together with the original calculated amount of the Tenant's Proportionate Share of Municipal Taxes for that Year if not already paid) as Additional Rent as aforesaid.

        (c)    The Landlord shall be entitled in any year, upon at least ten (10) days' notice to the Tenant to require the Tenant to pay monthly, during the twelve (12) months of each Year, on the date for payment of monthly rental instalments and in addition thereto, as Additional Rent, an amount equal to one-twelfth (1/12th) of the amount estimated by the Landlord to be the amount of the Tenant's Proportionate Share of Municipal Taxes for such Year. The Landlord shall be entitled subsequently during the year upon at least ten (10) days' notice to the Tenant to revise its estimate of the amount of the Tenant's Proportionate Share of Municipal Taxes and the said monthly payment accordingly. All amounts received under this provision in any Year on account of the estimated amount of the Tenant's Proportionate Share of Municipal Taxes shall be applied in reduction of the actual amount of the Tenant's Proportionate Share of Municipal Taxes for such Year. If the said amounts received are less than the actual amount of the Tenant's Proportionate Share of Municipal Taxes, the Tenant shall pay the deficiency to the Landlord as Additional Rent within ten (10) days following receipt by the Tenant of notice of the amount of the deficiency. If the said amounts received are greater than the actual amount of the Tenant's Proportionate Share of Municipal Taxes, the Landlord shall refund the excess to the Tenant within a reasonable time after the end of the year in respect of which the payments were made.

        (d)    If the Term shall commence, end or be determined on any day other than the first or last days of a Year, the Tenant shall be liable only for a portion of the amount of the Tenant's Proportionate Share of Municipal Taxes for such Year, determined on a per diem basis by dividing the amount of the Tenant's Proportionate Share of Municipal Taxes for such Year by 365 and multiplying the quotient so obtained by the number of days in the Term falling in the Year in question. If however, during the Year in question, more than one assessed value or more than one mill rate shall have been attributed to the Premises, the year shall be divided into periods in each of which one assessed value and one mill rate are applicable, and the Landlord shall determine the portion of the amount of the Tenant's Proportionate Share of Municipal Taxes for such Year to be attributed to each such period which shall be a fraction (in the ratio that the number of days in the period bears to the number of days in the Year) of the amount of the Tenant's Proportionate Share of Municipal Taxes which would have occurred had this Lease and the assessed value and mill rate for the period been in effect for the entire Year. Where a period falls entirely within the Term of this Lease, the portion of the amount of the Tenant's Proportionate Share of Municipal Taxes so attributed thereto shall be borne entirely by the Tenant; where a period falls partly within and partly Outside the Term of the Lease, the portion of the Tenant's Proportionate Share of Municipal Taxes so attributed thereto shall be apportioned between the Landlord and the Tenant on a per diem basis; where a period falls entirely outside the Term, the portion of the amount of the Tenant's proportionate Share of Municipal Taxes so attributed thereto shall be borne entirely by the Landlord; where a period falls partly within and partly outside the Term of the Lease, the portion of the Tenant's Proportionate Share of Municipal Taxes so attributed thereto shall be apportioned between the Landlord and the Tenant on a per diem basis.

        (e)    In calculating Municipal Taxes, if less than ninety-seven percent (97%) of the Building is occupied by tenants (including the Tenant), then the amount of such Municipal Taxes shall be adjusted to be an mount equal to the amount of Municipal Taxes, which would have been incurred had ninety-seven percent (97%)of the Building been occupied by tenants throughout the entire period for which Municipal Taxes are being calculated.

        (f)    With respect to any Municipal Taxes and any similar taxes on other parts of the complex containing the Building and any other building from time to time erected on other parts of the complex containing the Building, the Landlord shall have the right from time to time to reasonably allocate and reallocate such Municipal Taxes among the buildings (including the Building) in the complex built or to be built from time to time and amongst the various phases and any portion or portions of the complex remaining vacant or not built upon, and the amounts so allocated to the Building shall constitute Municipal Taxes.

        (g)    Notwithstanding the foregoing;

    i)
    If the Tenant or assignee, sublessee, franchisee, licensee, or other occupant of the Premises elects or causes the Premises to be assessed for separate school taxes, the Tenant shall pay to the Landlord forthwith upon demand the amount, if any, by which Municipal Taxes have been increased on account of the foregoing;

    ii)
    If the Tenant or assignee, sublessee, franchisee, licensee, or other occupant of the Premises installs or has installed on its behalf Leasehold Improvements, fixtures or equipment that cause the Premises to be assessed or taxed at a higher rate or amount than other premises in the Building, the Tenant shall pay to the Landlord forthwith upon demand the amount, if any by which Municipal Taxes have been increased on account of the foregoing;

    iii)
    If the Premises are separately assessed, the Landlord may calculate the Tenant's Proportionate Share of Municipal Taxes based on such separate assessment together with the Tenant's Proportionate Share of Municipal Taxes on all Common Inside Areas and Common Outside Areas and Facilities if the Landlord deems it more appropriate to do so.

7.    RECOVERY OF ADJUSTMENTS

        The Landlord shall have (in addition to any other right or remedy) the same rights and remedies in the event of default by the Tenant in payment of any amount payable by him pursuant to paragraph 6, or any other provision of this Lease, as the Landlord would have in the case of default in payment of rent.

8.    QUIET ENJOYMENT

        The Landlord covenants with the Tenant for quiet enjoyment.

9.    LIENS

        The Tenant will not suffer or permit during the Term any construction or other liens for work, labour, services or materials ordered by him or for the cost of which it may be in any way obligated to attach to the Premises or to the Building or to the lands upon which the Building is situated and that whenever and so often as any such liens shall attach or claims therefor be filed the Tenant shall within fifteen (915) days after the Tenant has notice of the claim for lien obtain the discharge thereof by payment or by giving security or in such other manner as is or may be required or permitted by law.

10.    LANDLORD'S COVENANTS

        The Landlord further covenants with the Tenant:

        TAXES

  (a)
  To pay, subject to the provisions of paragraph 6 hereof, all municipal property taxes (including local improvement rates), rates, duties and assessments that may be charged, levied, rated or assessed against the Premises.

  LIGHTING, HEATING AND AIR-CONDITIONING

  (b)
  To provide lighting to the Premises and the Building of which the Premises form a part including the Common Inside Areas and Common Outside Areas and Facilities and to provide heating and air-conditioning to the Premises to an extent sufficient to maintain therein a reasonable temperature at all times during normal business hours, which are defined as between 7:00 a.m. and 6:00 p.m., Monday through Friday, excluding public or statutory holidays, except during the making of repairs but should the Landlord make default in providing such services, it shall not be liable for any other or greater damages that the monies (if any) expended by the Tenant in providing such services for the Premises and in no event shall the Landlord be liable for indirect or consequential damages or personal discomfort or illness suffered by the Tenant, its servants, agents or employees or any other persons using the Premises arising out of any default of the Landlord in providing lighting, heating and/or air-conditioning of the Premises.

  CARETAKING

  (c)
  To maintain and keep clean all public areas in the Building, but, except as to the obligations to cause such maintenance and cleaning to be done, the Landlord shall not be responsible for any act of omission or commission or for any negligence on the part of the person or persons employed to perform such work, nor shall the Landlord have any responsibility to provide any such services with the Premises.

  ACCESS

  (d)
  To permit the Tenant and the employees of the Tenant and all persons lawfully requiring communication with them to have the use at reasonable times in common with others of the main entrance of the Building and the stairways and corridors leading to the Premises; provided that the Landlord may maintain reasonable security measures in the Building to prevent unauthorized persons entering the Premises and the Building after normal business hours which are defined as between 7:00 a.m. and 6:00 p.m. Monday through Friday, excluding public or statutory holidays ("Normal Business Hours").

  WASHROOMS

  (e)
  To permit the Tenant and the employees of the Tenant in common with others entitled thereto to use the washrooms in the Building.

  ELEVATORS

  (f)
  To furnish, during Normal Business Hours, as hereinbefore defined, except when repairs are being made, elevator service and to permit the Tenant and the Tenant's employees and invitees to have free use of such elevator service in common with others entitled thereto, but the Tenant and such employees and all other persons using such service shall do so at their sole risk and under no circumstances shall the Landlord be held responsible for any damage or injury happening to any person while using the elevator or occassioned to any person while using the elevator or any of its appurtenances; the use of such elevator and all deliveries to the Premises shall be in the manner and at the times designated from time to time by the Landlord.

  ADDITIONAL RENT

  (g)
  The Landlord represents and warrants that the total Additional Rent for the Building's 2002 fiscal year is realistically estimated to be Ten Dollars and Fifty Cents ($10.50) per square foot per annum and the Additional Rent excluding realty taxes and utilities shall not increase by more than ten percent (10%) per year.

  INSURANCE

  (h)
  The Landlord covenants to maintain insurance on the Building as would a prudent owner of a similar office building.

11.    COMMON AREAS — EXPANSION AND ALTERATION

(a)
Notwithstanding anything in this lease contained, the Landlord shall have the right to enter into the Premises and to bring workmen and materials thereon to make such additions, alterations, improvements, installations and repairs, and the Landlord may from time to time decide, in respect of the Building, the lands described in Schedule "A", and the lands adjoining same, the Common Inside Areas, the Common Outside Areas and Facilities, or any part thereof, including the walkways , parking areas, shipping and receiving areas, driveways, and any other improvements thereto or erections thereon (except to the Premises), including the right to change the size, shape and location thereof, erect buildings thereon or sell or lease part or parts thereof. The Landlord may cause such reasonable obstructions and interference with the use and enjoyment of the Building, lands, Common Inside Areas or Common Outside Areas and Facilities as may be necessary for the purposes aforesaid and may interrupt or suspend the supply of electricity, water or other utilities or services when necessary and until the additions, alterations, improvements, installations or repairs have been completed, and there shall be no abatement in rent nor shall the Landlord be liable by reason thereof, provided all such work is done as expeditiously as reasonably possible. The landlord shall have the right to use, install, maintain and repair pipes, wires, ducts, shafts or other installations in, under or through the Premises for or in connection with the supply of any services to the Premises or any other premises in the Building or on the lands and the lands adjoining same. The Landlord shall provide the Tenant with seven (7) days notice if it wishes to interrupt or suspend the supply of electricity as aforesaid except in the event of an emergency.

    Without limiting the generality of the foregoing, the Landlord hereby reserves the right at any time and from time to time to make changes or revisions in its plans for the said lands, the Building, the Common Inside Areas or the Common Outside Areas and Facilities, as aforesaid, and particularly the right to construct other buildings and improvements on the lands. The Landlord shall have the right to specify the date on which any such changes become part of the said lands, the Building, the Common Inside Areas and Facilities, as the case may be, for all purposes.

  (b)
  The Landlord shall have the right to issue Rules and Regulations from time to time respecting the use of the Common Inside Areas and Common Outside Areas and Facilities including without limiting the generality of the foregoing Rules and Regulations designating the means by which merchandise may be moved to and from the storage or loading areas and all such Rules and Regulations shall be binding upon the Tenant.

  (c)
  The manner in which the Common Outside Areas and Facilities and the Common Inside Areas are maintained and the expenditures incurred in connection therewith shall be at the reasonable sole discretion of the Landlord.

12.    FIXTURES

        The Tenant may remove its fixtures; provided that all installations, alterations, additions, partitions, and fixtures other than trade or the Tenant's fixtures in or upon the Premises, whether placed there by the Tenant or the Landlord shall become the Landlord's property without compensation therefor to the Tenant and shall not be removed from the Premises at any time either during or after the Term; and provided further that if the Landlord so directs by written notice to the Tenant, the Tenant shall upon the termination of the Term, at the expense of the Tenant, promptly remove any or all of the installations, alterations, additions, partitions and fixtures placed in the Premises by or at the request of the Tenant and The Tenant shall make good any damage caused by such removal or the Landlord may make good such damage and the Tenant shall pay the cost thereof on demand which shall be recoverable as rent.

        Notwithstanding the foregoing, the Tenant shall not be required to remove any of the initial leasehold improvements in the Premises or restore the Premises to its original condition. Upon expiry of the Term or final Renewal Term, the Tenant shall leave the Premises in vacant, broom-swept condition.

13.   INJURY TO PREMISES AND BUILDING

        If during the Term, the Premises or the Building shall be damaged or destroyed by fire, lightning, tempest, explosion, acts of God, terrorism or Canada's enemies, structural defects or weaknesses, impact of aircraft, riots or insurrection or other casualty then the following provisions shall have effect:

  (a)
  If the Premises or other parts of the Building shall be so badly injured as to render the Premises unfit for the Tenant's use and occupancy and shall be incapable, with reasonable diligence, of being repaired within one hundred and eighty (180) days from the happening of such injury then either the Landlord or the Tenant may declare the Term to be forthwith terminated and the Tenant shall immediately surrender the Premises to the Landlord and shall pay rent and Additional Rent only to the time of such injury, and the Landlord may re-enter and repossess the Premises discharged of this Lease and may remove all persons therefrom.

  (b)
  If the Premises or other parts of the Building shall be capable, within reasonable diligence, of being repaired and rendered fit for the Tenant's use and occupancy within one hundred and eighty (180) days from the happening of such injury as aforesaid then;

  i)
  if the damage is such as to render the Premises wholly unfit for occupancy during the process of such repairs, the rent hereby reserved shall not run or accrue after such injury or while the process of repair is going on and the rent shall recommence immediately after such repairs have been completed;

  ii)
  if the damage is so slight that the Premises are partially fit for occupancy and use for the purpose of the Tenant's business, until such damage has been repaired the rent and Additional Rent hereby reserved shall abate only in proportion to the extent that possession and enjoyment are interfered with and until such possession and enjoyment are fully restored.

  (c)
  The certificate of the Landlord's Architect as to whether any such injury can or cannot be repaired within a period of one hundred and eighty (180) days from the happening of any such injury shall be final and binding upon the parties hereto as to the facts so certified.

  (d)
  Irrespective of whether the Premises or any portion thereof are injured as aforesaid, in the event that twenty-five percent (25%) or more, as determined by the Landlord's Architect, of the Building is injured by any cause whatsoever, and if such area cannot be rebuilt or made fit for the purposes of the tenants thereof within 180 days from the happening of such injury, the Landlord may at its option terminate this Lease by giving to the Tenant, within thirty (30) days after such injury, notice of termination requiring vacant possession of the Premises sixty (60) days after delivery of the notice of termination and thereupon rent and any other payment for which the Tenant is liable under this Lease shall be apportioned and paid to the date on which vacant possession is given and the Tenant shall deliver up possession of the Premises to the Landlord in accordance with such notice of termination.

  (e)
  If there is damage or destruction to the Premises or the Building and if this Lease is not terminated pursuant hereto, the Landlord, in performing its repairs as required hereby, shall not be obligated to repair or rebuild in accordance with the plans or specifications for the Premises or the Building as they existed prior to such damage or destruction; rather, the Landlord may repair or rebuild in accordance with any plans and specifications chosen by the Landlord in its sole discretion provided that the Tenant's use of and access to the Premises and the general overall quality of the Building are not materially or detrimentally affected by any difference in plans or specifications of the Premises or the Building.

14.   DAMAGE TO PROPERTY

        The Landlord shall not be liable nor responsible in any way for any loss or damage or injury to any property belonging to the Tenant or to employees of the Tenant or to any other person while such property is in or upon the Premises or in the Building unless such loss, damage or injury shall have been caused by the negligence of the Landlord or of its employees, servants or agents; but notwithstanding the foregoing, in no event shall the Landlord be liable for indirect or consequential damage or for any damage to any such property caused by the Building or from the water, steam or drainage pipes or plumbing works of the Building or from any other place or quarter or for any damage caused by or attributable to the conditions or arrangement of any electric or other wiring or for any damage caused by anything done or omitted by any other tenant. The Tenant covenants to indemnify and save harmless the Landlord against and from all loss, costs, claims or demands in respect of any injuries, loss or damage referred to in this paragraph.

15.   IMPOSSIBILITY OF PERFORMANCE

        It is understood and agreed that whenever and to the extent that the Landlord shall be unable to fulfil or shall be delayed or restricted in the fulfillment of any obligation hereunder in respect of the supply or provision of any service or utility or the doing of any work or the making of any repairs or by reason of being unable to obtain the material, goods, equipment, service or labour required to enable it to fulfil such obligation or by reason of any statute, law or order-in-council or any regulation or order passed or made pursuant thereto or by reason of the order or direction of any administrator, controller, board, governmental department or officer or other authority, or by reason of not being able to obtain any permission or authority required thereby, or by reason of any other cause beyond its control whether of the foregoing character or not, the Landlord shall be relieved from the fulfillment of such obligation and the Tenant shall not be entitled to compensation for any inconvenience, nuisance or discomfort thereby occasioned.

16.   DEFAULT OF TENANT

        It is hereby expressly agreed, that if and whenever the rent hereby reserved, or any part thereof, shall not be paid on the day appointed for payment thereof, although no formal demand shall have been made thereof, or in the case of the breach, non-observance or non-performance of any of the covenants or agreements or Rules and Regulations herein contained or referred to on the part of the Tenant to be observed and performed, or in case the Premises shall be vacated or remain unoccupied for a period of fifteen (15) consecutive business days, or in case the Term shall be taken in execution or attachment for any cause whatsoever, then and in each such case, it shall be lawful for the Landlord at any time thereafter to re-enter the Premises or any part thereof in the name of the whole and the same to have again, re-possess and enjoy as of its former estate, anything herein contained to the contrary notwithstanding.

17.   BANKRUPTCY

        Provided further that in case the Premises shall remain vacant or not used for a period of fifteen (15) business days or be used by any person other than the Tenant or for any purpose other than that as herein or in the annexed Rules and Regulations, without the written consent of the Landlord, or in case the Term or any of the goods and chattels of the Tenant shall be at any time seized in execution or attachment by any creditor of the Tenant or the Tenant shall make any assignment for the benefit of creditors or become bankrupt or insolvent or take the benefit of any Act now or hereafter in force for bankrupt or insolvent debtors or (if the Tenant is a company) an order shall be made for the winding-up of the Tenant, then in any such case this Lease shall, at the option of the Landlord cease and determine and the Term shall immediately become forfeited and void and the then current month's rent and next ensuing three (3) months rent shall immediately become due and payable and the Landlord may re-enter and take possession of the Premises as though the Tenant or other occupant or occupants of the Premises was or were holding over after the expiration of the Term without any right whatever, but the Tenant shall continue to be liable to the Landlord for the rent hereby reserved for the balance of the Term.

18.   WAIVER OF EXEMPTIONS

        The Tenant hereby covenants and agrees with the Landlord that in consideration of the Premises and of the leasing and letting by the Landlord to the said Tenant of the lands and the Premises mentioned above for the Term hereby created (and it is upon that express understanding that these presents are are entered into) notwithstanding anything contained in Section 30 of Chapter 232 of the Revised Statutes of Ontario, 1980 or in any other statute which may hereafter be passed to take the place of the said Act or the amendment of same, none of the goods or chattels of the said Tenant at any time during the continuance of the Term hereby created on the demised Premises, shall be exempt from levy by distress for rent in arrears by the Tenant as provided for by any section or sections of the said Act or any amendment or amendments thereto, and that upon any claim being made for such exemption by the Tenant or on distress being made by the Landlord, this covenant and agreement may be pleaded as an estoppel against the Tenant in any action brought to test the right to the levying upon any such goods as are named as exempted in said section or sections or amendments or amendments thereto, said Tenant waiving as the Tenant hereby does, every benefit that could or might have accrued to the Tenant under and by virtue of the said section or sections of the said Act of any amendment of amendments thereto but for this covenant.

19.   RIGHT OF RE-ENTRY

        The Tenant further covenants and agrees that upon the Landlord becoming entitled to re-enter upon the Premises under any of the provisions of this Lease, the Landlord in addition to all other rights, shall have the right to enter the Premises as the agent of the Tenant either by force or otherwise, without being liable for any prosecution therefor, and to re-let the Premises as the agent of the Tenant, to take possession of any furniture or other property on the Premises and to sell the same at public or private sale with or without notice and to apply the proceeds of such sale and any rent derived from re-letting the Premises upon account of the rent hereby reserved, and the Tenant shall be liable to the Landlord for the deficiency, if any.

20.   RIGHT OF TERMINATION

        The Tenant further covenants and agrees that upon the Landlord becoming entitled to re-enter upon the Premises under any of the provisions of this Lease, the Landlord, in addition to all other rights, shall have the right to terminate forthwith this Lease and the Term by leaving upon the Premises notice in writing of its intention so to do, and thereupon rent and Additional Rent and any other payments for which the Tenant is liable and under this Lease shall be computed, apportioned and paid in full to the date of such termination of this Lease, and the Tenant shall immediately deliver up possession of the Premises to the Landlord, and the Landlord may re-enter and take possession of the same. Any such re-entry and any such termination shall be without prejudice to the Landlord's right to sue for damages and pursue its other remedies at law and hereunder.

        If the Tenant is not then in default under the terms of the Lease, either in payment of rent or observance of any of the covenants contained in the Lease and provided further that the Tenant has not exercised its expansion right in paragraph 48 hereof; after the completion of the third, fourth or fifth anniversary dates of the Lease, the Tenant shall have, at its sole option, the ability to terminate the Lease upon providing the Landlord with not less than one hundred and twenty (120) days written notice of the termination date (the "Termination Date"). On or before the Termination Date the Tenant shall pay the Landlord the equivalent of three (3) months gross rent plus any unamortized leasehold improvements and any unamortized commissions amortized at ten percent (10%) interest (the "Termination Penalty"). Upon the Termination Date and payment of the Termination Penalty to the Landlord, the Lease shall become null and void and of no further force or effect.

21.   NON-WAIVER

        Any condoning, waiving, excusing or overlooking by the Landlord of any default, breach or non-observance by the Tenant at any time or times or in respect of any covenant, proviso or condition herein contained shall not operate as a waiver of the Landlord's right hereunder in respect of any subsequent default, breach or non-observance, nor so as to defeat or affect in any way the rights of such party herein in respect of any such subsequent default or breach.

22.   WAIVER

        The Tenant hereby expressly waives the benefit of Section 35 of the Landlord and Tenant Act and amendments thereto and of any present or future Act of the Legislature of the Province of Ontario permitting the Tenant to claim a set off against the rent reserved hereby for any cause whatsoever.

23.   CHATTELS

        In the case of removal by the Tenant of the goods and chattels of the Tenant from the Premises the Landlord may follow the same for thirty (30) days in the same manner as is provided for in the Landlord and Tenant Act.

24.   LANDLORD MAY PERFORM COVENANTS

        If the Tenant shall fail to perform any of the covenants or obligations of the Tenant under or in respect of this Lease, the Landlord, subject as hereinafter provided, may from time to time, in its discretion, perform or cause to be performed any of such covenants or obligations, or any part thereof, and for such purpose may do such things as may be requisite, including without limiting the foregoing, entering upon the Premises and doing such things upon or in respect of the Premises or any part thereof as the Landlord may consider requisite or necessary or making, on behalf of the Tenant, any payment which the Tenant is obligated to make under the provisions of this Lease (including all expenses incurred and expenditures made by or on behalf of the Landlord under this paragraph or any other amounts owing by the Tenant to the Landlord under the provisions of this Lease, other than rent) shall, unless otherwise provided in this Lease, be forthwith paid by the Tenant to the Landlord upon receipt of written notice requesting same and if not so paid shall bear interest at the same rate as referred to in paragraph 3 of this Lease, from the date the same were incurred, made or due (particulars as to which shall be given by the Landlord to the Tenant) and all amounts owing to the Landlord and referred to by this paragraph shall be deemed to be Additional Rent and recoverable by the Landlord in the same manner as if they were rent in arrears and with like powers of distress. Provided that, except in cases of emergency, the Landlord before exercising its rights under this paragraph to perform any obligation or covenant of the Tenant shall give the Tenant fifteen (15) days' notice of the default which the Landlord intends to remedy and if the Tenant within said period forthwith remedies or takes such action as may be necessary to remedy said default and thereafter pursues and completes same with reasonable diligence the Landlord shall not proceed under this paragraph in respect of said default.

25.   OVERHOLDING

        If without any further written agreement the Tenant shall continue to occupy the Premises and pay rent after the expiration of the Term, the Tenant shall be a monthly tenant at a monthly rental equal to one-sixth (1/6th) of the annual rental payable in respect of the last year of the Term and otherwise of the terms and conditions herein set out, except as to length of tenancy.

26.   NO COLLATERAL AGREEMENTS

        It is understood and agreed that this Lease contains the entire agreement and understanding made between the parties hereto, and that there is no representation, warranty, collateral agreement or condition, expressed or implied, affecting this lease or supported hereby other than such as may be expressly contained in or implied from the provisions hereof and that this Lease may not be modified except as herein expressly provided or except by subsequent agreement in writing of equal formality hereto executed by the Landlord and the Tenant.

27.   ARBITRATION

  (a)
  In the case of any dispute between the Landlord and the Tenant during the Term hereof, and any renewal, as to any matter arising hereunder, either party hereto shall be entitled to give to the other party notice of such dispute and demand arbitration thereof and, after giving notice and demand, each party shall at once appoint an arbitrator and such appointees shall jointly appoint a third. The decision of any two of the three arbitrators so appointed shall be final and binding upon the parties hereto who covenant one with the other that their disputes shall be so decided by arbitration alone and not be recourse to any court by action at law.

  (b)
  If within a reasonable time the two arbitrators appointed by the parties hereto do not agree upon a third, or if the party who has been notified of a dispute fails to appoint an arbitrator, then a third arbitrator or an arbitrator to represent the party in default may, upon petition of the party not in default, be appointed by a judge of the Supreme Court of Ontario. The cost of the arbitration shall be apportioned between the parties hereto as the arbitrators may decide.

28.   SUBORDINATION

        This Lease is subject and subordinate to all ground or underlying leases, if any, and to all mortgages (including any deed of trust and mortgage security bonds and all indentures supplemental thereto) which may now or hereafter affect either the freehold lands on which the Building is situated or such leases and the parcel or parcels of leasehold land constituted thereby, as the case may be, and to all renewals, modifications, consolidations, replacements and extensions thereof. The Tenant agrees to execute promptly any certificate in confirmation of such subordination and the Landlord may request and hereby constitutes the Landlord, the agent or attorney in fact of the Tenant for the purpose of executing any such certificate and of making application at any time and from time to time to register postponements of this Lease in favour of any such mortgage in order to give effect to the provisions of this paragraph 28.

29.   REGISTRATION

        The Tenant covenants and agrees with the Landlord that the Tenant will not register this Lease in this form in the appropriate Registry Office or Landlord Titles Office, as the case may be. If the Tenant desires to make a registration for the purpose only of giving notice of this Lease, then the parties hereto shall contemporaneously with the execution of this Lease execute a short form thereof, solely for the purpose of supporting an application for registration of notice thereof. The Tenant shall pay to the Landlord forthwith upon demand as Additional Rent the Landlord's reasonable costs associated with such registration, including reasonable legal fees, and the Tenant agrees to remove the Notice of Lease from title upon vacating at its sole cost and expense.

30.   NOTICE

        Any notice or request herein provided for or given hereunder if given by the Landlord to the Tenant shall be sufficiently given if mailed at a time of no actual or reasonably anticipated disruption in regular postal service, by prepaid registered post addressed to the Tenant at the Premises or if delivered in a sealed envelope addressed to the Tenant at the Premises and any notice or request herein provided for or given hereunder if given by the Tenant to the Landlord shall be sufficiently given if mailed or delivered as aforesaid addressed to Badenhurst-Airway Centre Ltd., c/o TransGlobe Management Services, 5935 Airport Road, Suite 600, Mississauga, Ontario L4V 1W5, Attention: Daniel Drimmer, Vice President.

        Any notice or request shall be conclusively deemed to have been given if mailed as aforesaid on the third (3rd) business day next following the day on which it was so mailed, and if delivered at the time of delivery. Either party may at any time give notice in writing to the other of any change of address of the party giving such notice and from and after the giving of such notice the address therein specified shall be deemed to be the address of such party for the purpose of giving such notices or requests thereafter.

31.   CAPTIONS

        The captions appearing in this Lease have been inserted as a matter of convenience and for reference only and in no way define, limit or enlarge the scope of meaning of this Lease or any of its provisions.

32.   EFFECT OF LEASE

        This indenture and everything herein contained shall extend to and bind and may be taken advantage of by the respective heirs, executors, administrators, successors, and assigns, as the case may be, of each and every one of the parties hereto, subject to the granting of consent by the Landlord as provided in paragraph 5 (i) to any assignment or sub-lease, and where the Tenant consists of more than one person or is a female or a corporation, the provisions hereof shall be read with all grammatical changes thereby rendered necessary and all covenants on the part of the Tenant shall be deemed joint and several.

33.   ASSIGNMENT BY LANDLORD

        If the Landlord sells the Building or leases the entire Building under one Lease, or so sells or leases the lands on which the Building is located or any part thereof, or assigns this Lease, and to the extent that the purchaser, lessee or assignee is responsible for compliance with the covenants and obligations of the Landlord hereunder, the Landlord without further written agreement shall be discharged and relieved of liability under the said covenants and obligations.

34.   ADDITIONAL RENTALS

        All amounts that are or shall become payable by the Tenant to the Landlord pursuant to this Lease and whether hereinbefore expressed to be payable as Additional Rent or otherwise than as rent shall be and it is hereby agreed that they and each of them shall be payable as Additional Rent.

35.   PARKING

        During the Term and any renewals thereof, the Landlord shall rent to the Tenant up to three (3) unreserved parking spaces in the Building's underground parking facilities at a cost of Fifty Dollars ($50.00) per space per month, and up to fifty-four (54) unreserved parking spaces in the Building's surface parking facilities at a cost of Thirty-Five Dollars ($35.00) per space per month throughout the Term, which rates shall be capped throughout the Term. The Tenant shall be entitled to an additional thirty (30) parking stalls in the surface parking area at a cost of Thirty Five Dollars ($35.00) per space per month, based upon availability. All parking charges shall be subject to all applicable taxes which shall be paid by the Tenant to the Landlord. The Landlord shall have the right at any time to substitute forty (40) surface parking spaces with forty (40) underground parking spaces, provided they are rented to the Tenant at the same rate as the surface parking.

        Parking charges are for the use of the said parking spaces only and the Landlord shall not be responsible for any theft, loss or damage to the Tenant's vehicles whatsoever, or for any injury to the Tenant or others in the underground parking garage.

        The use by the Tenant and the Tenant's agents, employees, invites, licensees and others doing business with the Tenant, of the unreserved surface parking space located on the Common Outside Areas and Facilities shall not at any time exceed or be disproportionate to the Tenant's Proportionate Share of the Total Rentable Area of the Building, without the prior written approval of the Landlord, which approval may be arbitrarily withheld.

        No propane-powered vehicles shall be permitted in the underground or surface parking areas of the Building and the complex known as the Airway Centre.

        The Landlord shall have the right to establish reasonable Rules and Regulations governing the use of the parking spaces from time to time and the Tenant hereby agrees to observe and abide by all such Rules and Regulations.

36.   RELOCATION

        The Landlord shall have the right, at any time and from time to time during the Term of this Lease and any renewal thereof, to change the location of the Premises from the location described in this Lease to another location anywhere in the Building or any other building from time to time forming part of the complex known as the Airway Centre. Provided that the Landlord shall give the Tenant reasonable notice of such relocation and the Landlord shall reimburse the Tenant for all reasonable out of pocket costs directly related to such relocation, but not including any indirect costs such as lost profits during the relocation period or damages for inconvenience.

37.   NET LEASE

        The Tenant acknowledges that it is intended and agreed that this Lease is a completely carefree Net Lease for the Landlord and that the Landlord is not responsible during the Term or any renewals thereof for any costs, charges, expenses or outlays of any nature relating to the Premises, the Building the Common Inside Areas and Common Outside Areas and Facilities, or the Complex, or the contents thereof, or otherwise except as specifically set forth in this Lease, and that the Tenant will pay all charges, taxes, impositions, costs and expenses of every kind relative to the Premises, and the Tenant covenants with the Landlord accordingly.

38.   SCHEDULES

        Schedules "A", "B", and "C" annexed hereto form part of this Lease.

39.   TIME OF ESSENCE

        Time shall be of the essence of this Lease.

40.   LAW

        This lease shall be governed by and construed in accordance with the laws of the Province of Ontario.

41.   PLANNING ACT

        This Lease is subject to compliance with the provisions of the Planning Act of Ontario, (RSO 1990, C.T13) as amended.

42.   GROSS RENT FREE PERIOD

        The Landlord hereby grants to the Tenant the month of November, 2002 free from basic rent and Additional Rent (the "Gross Rent Free Period"). During the Gross Rent Free Period, the Tenant shall not be responsible for Additional Rent payments as described in section 34 hereof and shall adhere to and abide by all other terms and conditions set out in this Lease.

43.   LEASEHOLD IMPROVEMENT ALLOWANCE

        The Landlord shall provide the Tenant with an amount equal to Three Hundred Thousand Dollars ($300,000.00) plus G.S.T. (the "Leasehold Improvement Allowance") to be applied toward the cost of constructing leasehold improvements in the Premises (the "Leasehold Improvements"). The Landlord shall provide the Tenant with "turnkey" Premises at its sole expense and in a good and workmanlike manner with first class materials, on or before the Commencement Date, in accordance with the Plans and Specifications (as defined in section 6 of the Offer to Lease) accepted by the Tenant on April 25, 2002. Notwithstanding anything else contained herein the "turnkey" Premises shall consist of the Landlord completing its work as set out in section 44 hereunder.

44.   LANDLORD'S WORK

        The Landlord represents and warrants that it will complete the following work at its sole cost and in a good and workmanlike manner (the "Landlord's Work") on or before the Commencement date or provide the Tenant with a schedule as to when the work will be completed in the event the Commencement Date has already occurred:

  (a)
  Renovate the lobby and elevators to the Landlord's standard finishes; and

  (b)
  Retrofit the washrooms on the Tenant's floor with hands free devices for the men's urinals, to the Landlord's standard finishes.

        The Landlord will substantially complete the re-cladding of the exterior of the building within one (1) year from the date of execution of this Lease.

        The Landlord's Work, as set out above is inclusive of all reasonable costs associated with providing the Tenant with quality office premises, and shall include, but not be limited to, costs associated with management fees (not to exceed ten percent (10%) of the Leasehold Improvements), design and consulting fees, permits, demolition, necessary materials or substitutions, HVAC balancing, plumbing, hoisting, overtime or other increases in labour costs, cleanup, insurance, overhead, supervision. All costs relating to the Landlord's Work shall be deducted from the Leasehold Improvement Allowance, subject to the Tenant's prior written approval, which approval shall not be unreasonably withheld or delayed. The Tenant shall be responsible for any costs in excess of the Leasehold Improvement Allowance, subject to the Tenant's prior approval of such costs. Any unused portion of the Leasehold Improvement Allowance shall be applied as a basic rent credit to the Tenant's account from the Commencement Date. The Landlord covenants to provide a summary to the Tenant of all Leasehold Improvement costs upon completion of the project.

45.   EARLY OCCUPANCY PERIOD

        The Tenant shall be permitted occupancy of the Premises free from basic rent and Additional Rent (5) days prior to the Commencement Date (the "Early Occupancy Period") contemporaneously with the Landlord in order to set up some of its equipment in the open east area of the Premises. During the Early Occupancy Period the Tenant shall abide by and adhere to all other terms and conditions of this Lease.

46    FIXTURING PERIOD

        In co-operation with the Landlord's trades the Landlord shall use its best efforts to grant access to the Tenant to the Premises for a minimum period of twenty (20) days prior to the Commencement Date for the purposes of allowing the Tenant to cable and prepare the Premises for its intended use free from basic rent and Additional Rent until the Commencement Date (the "Fixturing Period").

47.   OPTION TO RENEW

        The Tenant, if not in default under the lease, either in payment of rent or observance of the covenants herein, shall have the option to renew the Lease (the "Option to Renew") for a term of five (5) years (the "Renewal Term") upon giving the Landlord at lease six (6) months written notice of the exercise of such right, prior to the expiry of the term, subject to the same provisions as are contained in the Lease except that there shall be no further right of renewal, no free rent period, no leasehold allowances, no expansion rights, no termination rights and the rent for the renewal term shall be the then market rent for the Premises as determined by agreement between the Landlord and the Tenant, and any improvement allowance, turnkey package and/or cash inducements shall be negotiated between the Landlord and the Tenant at that time.

        In the event the Landlord and the Tenant are unable to reach agreement with respect to the financial terms for the Renewal Term within sixty (60) days of delivery of the written notice by the Tenant to the Landlord exercising the Tenant's Option to Renew, then the matter shall be referred to arbitration subject to The Arbitration Act and the decision of the arbitrator(s) shall be final and binding on the parties named hereto.

48.   EXPANSION AND TERMINATION

        If, at any time during the Term, the Tenant if not then in default under the Lease, either in payment of rent or observance of the covenants thereon, shall have the right to give notice in writing to the Landlord of its need for additional space of at least five thousand (5,000) square feet (the "Expansion Space"). Upon receipt of such notice, the Landlord shall have twenty (20) business days to provide a written response as to the availability of the Expansion Space at fair market value and within ninety (90) days of the Tenant's request to outline the terms and conditions for leasing the Expansion Space within the following buildings at 5915, 5925 and 5935 Airport Road. The Tenant shall then have five (5) days to notify the Landlord of its intention to lease the Expansion space. Should the Landlord be unable to provide Expansion Space on terms acceptable to both the Tenant and the Landlord, both parties acting reasonably, the Tenant shall have the right to terminate the lease without penalty upon providing the Landlord with not less than ninety (90) days written notice of the termination date. Upon such termination date the Lease shall become null and void and of no further force or effect.

49.   FORCE MAJEURE

        In the event that either party shall be delayed or hindered or prevented from performing any of its obligations hereunder by reason of any strike, lock-out, labour trouble, shortage of materials, failure of power, restrictive governmental laws or regulations, riots, insurrection, war, acts of God or Canada's enemies or for any other reason beyond the reasonable control of the party delayed in performing its obligations hereunder, then performance of such obligations shall be excused for the period of all such delays and the period for the performance of any such obligation shall be extended for a period equivalent to the period of all such delays. In the event the Tenant's possession of the Premises is reasonably delayed through no fault of the Tenant, then all dates contained herein shall be adjusted accordingly including the Commencement Date with no loss of benefit to the Tenant.

50.   WAIVER OF SUBROGATION

  (a)
  By Tenant:    The Tenant hereby undertakes and agrees that all policies of insurance taken out by it pursuant to the terms of this Lease shall contain a waiver of any subrogation rights which the Tenant's insurers may have against the Landlord and those for whom the Landlord is responsible for in law.

  (b)
  By Landlord:    The Landlord hereby undertakes and agrees that all policies of insurance taken out by it pursuant to the terms of this Lease shall contain a waiver of any subrogation rights which the Landlord's insurers may have against the Tenant and those for whom the Tenant is responsible for in law.

IN WITNESS WHEREOF the Landlord and the Tenant have executed these presents.

SIGNED, SEALED AND DELIVERED in the presence of:
BADENHURST-AIRWAY CENTRE LTD.
(the "Landlord")
Per: /s/ Daniel Drimmer Name: Daniel Drimmer 10/10/02 Title: Vice-President I have authority to bind the Corporation
HOSTOPIA.COM INC.
(the "Tenant")
Per: /s/ Colin Campbell Name: Colin Campbell Title: V.P./COO
Per: Name: Title: We have the authority to bind the Corporation

SCHEDULE "A"

LEGAL DESCRIPTION

        ALL AND SINGULAR that certain parcel or tract of land and premises situate, lying and being in the City of Mississauga, in the Regional Municipality of Peel (formerly Township of Toronto, County of Peel) and being composed of those parts of Lot 5, Concession 7 East of Hurontario Street, in the said City, designated as Parts, 3, 12, 13, 14, 16, 20, 21, 22, & 23 on 43R-13291, Subject to R0817778, together with R0600214; subject to R0815894 & r)976958, as in PIN 13262-0076 (LT), City of Mississauga, Province of Ontario, municipally know as 5915 Airport Road, Mississauga, Ontario.

SCHEDULE "B"

FLOOR PLAN OF THE PREMISES

CORRIDOR
JAN.
PIPE
TEL.
STAIR 1
MEN'S
WOMEN'S
DUCT
ELEV.
LOBBY
ELEV.
ELEV.
ELEV.
STAIR 2
DUCT
CORRIDOR

NORTH

AIRWAY CENTRE II
11TH FLOOR
AREA SUMMARY

5915 AIRPORT ROAD
MISSISSAUGA , ONTARIO

P.A.S.
P.A.S. DESIGN GROUP INC.

SCHEDULE "C"

RULES AND REGULATIONS

1.     INGRESS AND EGRESS

        The sidewalks, entrances, elevators, stairways, corridors and fire escapes of the Building shall not be obstructed by the Tenant or used for any purpose other than for ingress and egress to and from the Premises. The Tenant shall not place or allow to be placed in the hallways, corridors or stairways any waste paper, dust, garbage, refuse or anything else whatsoever that would obstruct them or tend to make them appear unclean or untidy. Nothing shall be thrown by the Tenant or its employees out of the windows or doors or down the passages or sky lights of the Building.

2.     HEAVY EQUIPMENT

        Business machines, filing cabinets, heavy merchandise, or other articles liable to overload, injure or destroy any part of the Building shall not be taken into it without the written consent of the Landlord and the Landlord shall in all cases retain the right to prescribe the weight and proper position of all such articles and times and routines for moving them into or out of the Building; the cost of repairing any damage done to the Building by the moving or keeping of any such articles on the Premises shall be paid by the Tenant.

3.     OTHER TENANTS

        The Tenant and its employees shall not in any way interfere with or annoy other occupants of the Building or those having business with them.

4.     NOTICE OF DEFECTS

        The Tenant shall give the Landlord or its agent prompt written notice of any accident to or any defect in the plumbing, heating, air-conditioning, mechanical or electrical apparatus or any other part of the Building which has come to the attention of the Tenant.

5.     VEHICLES AND ANIMALS

        No bicycles or other vehicles and no dog or other animal or bird shall be brought into or kept in the Building.

6.     SUPPLIES

        Furniture, effects and supplies shall not be taken into or removed from the Premises except at such time and in such manner as may be previously approved by the Landlord.

7.     NOISE

        The Tenant will not make or permit any improper noise in the Building and will not place any radio or television antenna on the roof or in any part of the inside or outside of the Building other than the inside of the Premises; and will not operate or permit to be operated any musical or sound producing instrument or device inside or outside the Premises which may be heard outside the Premises; and will not operate any electrical device from which may emanate waves which may interfere or impair radio or television broadcasting or reception from or in the Building or elsewhere.

8.     SLEEPING QUARTERS

        No one shall use the Premises for sleeping quarters.

9.     SECURITY

        The Landlord shall the the right to (a) require all persons entering and leaving the Building at hours other than normal business hours, which are defined as between

7:00 a.m. and 6:00 p.m. Monday through Friday, as the Landlord may reasonably determine to identify themselves to a watchman by registration or otherwise and to establish their right to enter and leave and (b) to exclude or expel any peddler or beggar at any time from the Premises or the Building.

10.   WASHROOMS

        The Tenant and its employees shall use such water closets, other water apparatus and washroom facilities in the Building as shall be from time to time designated by the Landlord for use in connection with the Premises. The water closets and other water apparatus shall not be used for any purpose other than those for which they are constructed and no sweepings, rubbish, rags, ashes or other substances shall be thrown therein. Any damage resulting by misuse shall be borne by the tenant by whom or by whose employees the same is caused. The Tenant shall not let water run unless in actual use.

11.   WINDOW COVERINGS

        Vertical blinds for all exterior windows, uniformly standard as specified and arranged for by the Landlord at the Landlord's expense.

12.   LOCKS

        The Tenant shall not place any additional lock upon any door of the Building.

13.   COOKING

        The Tenant shall not permit any cooking in the Premises without the written consent of the Landlord, except that the Tenant shall be permitted to use microwave ovens in the Premises.

14.   PARKING

        The Tenant and its employees, invitees, visitors, and others doing business with it at the Premises shall not block the driveways or parking stalls in the parking lot or the underground parking garage of the Building by parking their vehicle in such a manner that such vehicles restrict the free flow of traffic or prevent other vehicles from entering designated parking stalls or in a manner in which one vehicle is using or hindering the use of more than one parking stall. There shall be no overnight parking whatsoever without the prior written approval of the Landlord. Any vehicles violating these rules with respect to parking will be ticketed and/or towed away by the Landlord at the expense of the Tenant.

        The Tenant will at the commencement of the Term and from time to time during the term of this Lease at the Landlord's request, provide the Landlord with a list of all employees of the Tenant together with the make, model, year and current licence number of such employee's vehicle or vehicles.

AGREEMENT made this 1st day of May, 2003

        B E T W E E N:

BADENHURST-AIRWAY CENTRE LTD.
Hereinafter called the "Landlord" Party of the First Part;
-and -
HOSTOPIA.COM INC.
Hereinafter called the "Tenant" Part of the Second Part;

        WHEREAS the Landlord is the owner of the property municipally know as the Airway centre, 5915, 5925 and 5935 Airport Road, Mississauga, Ontario (the "Property");

        AND WHEREAS the Tenant is currently the Tenant of Suite 1100, 5915 Airport Road, Mississauga, Ontario, by virtue of a Lease document dated the 30th day of September, 2002, between Badenhurst-Airway Centre Ltd. and Hostopia.Com Inc.

NOW THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

  1.
  The exterior signage right as indicated in Section 5(t) of the aforesaid lease document, currently held for the southern elevation of the building to be amended to read the western elevation of the building (currently occupied by Parmalat Dairy & Bakery Inc.).

  2.
  Landlord to provide the Tenant with a credit of Fifteen Thousand ($15,000.00) Dollars, inclusive of all taxes, towards the new signage, which amount to be paid upon completion of the installation and presentation of an original invoice.

  3.
  This Agreement to be effective immediately upon the execution of this document by all Parties.

  4.
  All other terms and conditions to remain the same as in the original lease document dated the 30th day of September, 2002.

DATED at                                this        day of May, 2003

BADENHURST-AIRWAY CENTRE LTD.	HOSTOPIA.COM INC.
Per: /s/ DANIEL DRIMMER	Per: /s/ COLIN CAMPBELL

Daniel Drimmer, Vice President	Colin Campbell

LEASE AMENDING AGREEMENT made this 3rd day of February, 2005

B E T W E E N:

BADENHURST-AIRWAY CENTRE LTD.

(Landlord)

– and –

HOSTOPIA.COM INC.

(Tenant)

WHEREAS by a lease document dated the 30th day of September, 2002, made between the Landlord and the Tenant, (the "Lease") the Landlord did demise and lease unto the Tenant a portion of the building situate at 5915 Airport Road in the City of Mississauga in the Regional Municipality of Peel and municipally known as Suite 1100, 5915 Airport Road (the "Building"), for a term of seven (7) years from November 1st, 2002 to October 31st, 2009, at the rent and on the terms and conditions therein more particularly set out:

AND WHEREAS the Landlord has agreed in this Agreement to lease additional space (the "Additional Premises) as of March 1st, 2005;

NOW THEREFORE WITNESSETH the Landlord and the Tenant hereby covenant and agree as follows:

1.
The Landlord has agreed to lease to the Tenant Additional Premises on the eighth (8th) floor, being Suite 827, consisting of approximately 585 square feet of rentable area of the Building for a total of 14,982 square feet, as of March 1st, 2005 and terminating on October 31st, 2009.

2.
The Net Rental rate shall be at the same rates, namely, $12.50 per square foot, per annum, net net for the period of March 1st, 2005 to October 31st, 2005, $12.75 per square foot, per annum, net net for the period of November 1st, 2005 to October 31st, 2007 and $13.00 per square foot, per annum, net net for the period of November 1st, 2007 to October 31st, 2009.

3.
The Tenant shall pay as Additional Rent, its proportionate share of Realty Taxes, Maintenance and Operating Costs with respect to the Additional Premises estimated at $11.00 per square foot.

4.
The Landlord agrees to allow the Tenant to take early occupancy of the Additional Premises gross rent free, on or after February 18th, 2005, provided the Landlord's Work has been substantially completed.

5.
The Landlord shall steam clean the carpet and repaint the Additional Premises in the Tenant's choice of colour from the Landlord's standard samples.

6.
The Tenant shall have the option to terminate this Agreement with respect to the Additional Premises only anytime after March 1st, 2006, provided written notice is delivered to the Landlord ninety (90) days prior to such date.

7.
All other terms and conditions as set out in the Lease except as specifically hereby amended shall remain in full force and effect.

The new monthly rental schedule, commencing March 1st, 2005 with respect to the Additional Premises shall be calculated as follows:

Base Rent ($12.50 p.s.f. × 585 s.f., divide by 12)	$609.38
On Account of Realty Taxes ($3.40 p.s.f. × 585 s.f., divide by 12)	165.75
On Account of Maintenance and Operating Costs ($7.60 p.s.f. × 585 s.f., divide by 12)	370.50

Subtotal	$1,145.63
7% G.S.T.	80.19

TOTAL MONTHLY RENT	$1,225.82

IN WITNESS WHEREOF the Parties have hereto executed this Lease Amending Agreement

BADENHURST-AIRWAY CENTRE LTD.		HOSTOPIA.COM INC.

Per:	/s/ DANIEL DRIMMER	Per:	/s/ COLIN CAMPBELL

	Daniel Drimmer, Vice President		Colin Campbell, COO

LEASE AMENDING AGREEMENT made this 3rd day of January, 2006

B E T W E E N:

BADENHURST-AIRWAY CENTRE LTD.

(Landlord)

— and —

HOSTOPIA.COM INC.

(Tenant)

WHEREAS by a lease document dated the 30th day of September, 2002, made between the Landlord and the Tenant, the Landlord did demise and lease unto the Tenant a portion of the building situate at 5915 Airport Road in the City of Mississauga in the Regional Municipality of Peel and municipally known as Suite 1100, 5915 Airport Road (the "Building"), for a term of seven (7) years from November 1st, 2002 to October 31st, 2009, at the rent and on the terms and conditions therein more particularly set out:

AND WHEREAS the Landlord and the Tenant entered into a Lease Amending Agreement dated the 3rd day of February, 2005 for additional space (the "First Expansion Premises"), at the rent and on the terms and conditions therein more particularly set out;

AND WHEREAS the Landlord has agreed in this Agreement to lease additional space (the "Second Expansion Premises") as of February 1st, 2006;

AND WHEREAS the Landlord and Tenant have agreed to amend the Lease and the Lease Amending Agreement all of which shall collectively be referred to as the "Lease", on the terms set out in this Agreement;

NOW THEREFORE WITNESSETH the Landlord and the Tenant hereby covenant and agree as follows:

1.
The Landlord has agreed to lease the Second Expansion Premises on the eighth (8th) floor, being Suite 800, consisting of approximately 902 square feet of rentable area of the Building for a total of 15,884 square feet, as of February 1st, 2006 and terminating on October 31st, 2009.

2.
The Net Rental rate shall be at the same rates, namely, $12.75 per square foot, per annum, net net for the period of February 1st, 2006 to October 31st, 2007 and $13.00 per square foot, per annum, net net for the period of November 1st, 2007 to October 31st, 2009.

3.
The Tenant shall pay as Additional Rent, its proportionate share of Realty Taxes, Maintenance and Operating Costs with respect to the Second Expansion Premises estimated at $11.25 per square foot.

4.
The Landlord, at its own expense, shall complete the following work:

(i)
to demolish existing partitions;

(ii)
to provide new carpet throughout in Tenant's choice of colour from Landlord's building standard samples;

(iii)
to paint throughout in Tenant's choice of colour from Landlord's building standard samples to a maximum two (2) coat coverage;

(iv)
to build one (1) office in a location to be mutually agreed upon.

5.
The Tenant shall have the right to lease, subject to existing rights, any contiguous space on the eighth (8th) floor (the "Expansion Space") which is adjacent to the First Expansion Premises and Second Expansion Premises. In the event the Expansion Space becomes available, the Landlord shall provide the Tenant with notice and the Tenant shall notify the Landlord, in writing, within three (3) business days of its intent to exercise its right. Should the Tenant exercise its right, the rental terms shall be at the then current market rates, and any inducements or improvement allowances shall be negotiated between the Landlord and the Tenant at such time.

6.
All other terms and conditions as set out in the Lease except as specifically hereby amended shall remain in full force and effect.

The new monthly rental schedule, commencing February 1st, 2006 with respect to the Second Expansion Premises shall be calculated as follows:

Base Rent	$958.38
($12.75 p.s.f. × 902 s.f., divide by 12)
On Account of Realty Taxes	259.33
($3.45 p.s.f. × 902 s.f., divide by 12)
On Account of Maintenance and Operating Costs	586.30
($7.80 p.s.f. × 902 s.f., divide by 12)

Subtotal	$1,804.01
7% G.S.T.	126.28

TOTAL MONTHLY RENT	$1,930.29

IN WITNESS WHEREOF the Parties have hereto executed this Lease Amending Agreement

BADENHURST-AIRWAY CENTRE LTD.	HOSTOPIA.COM INC.

Per: /s/ DANIEL DRIMMER	Per: /s/ COLIN CAMPBELL

Daniel Drimmer, Vice President	Colin Campbell, COO

LEASE AMENDING AGREEMENT made this 1st day of June, 2006

B E T W E E N:

BADENHURST-AIRWAY CENTRE LTD.

(Landlord)

– and –

HOSTOPIA.COM INC.

(Tenant)

WHEREAS by a lease document dated the 30th day of September, 2002, made between the Landlord and the Tenant, the Landlord did demise and lease unto the Tenant a portion of the building situate at 5915 Airport Road in the City of Mississauga in the Regional Municipality of Peel and municipally known as Suite 1100, 5915 Airport Road (the "Building"), for a term of seven (7) years from November 1st, 2002 to October 31st, 2009, at the rent and on the terms and conditions therein more particularly set out:

AND WHEREAS the Landlord and the Tenant entered into a Lease Amending Agreement dated the 3rd day of February, 2005 for additional space (the "First Amending Agreement"), at the rent and on the terms and conditions therein more particularly set out;

AND WHEREAS the Landlord and the Tenant entered into a Lease Amending Agreement dated the 3rd day of January, 2006 for additional space (the "Second Amending Agreement"), at the rent and on the terms and conditions therein more particularly set out;

AND WHEREAS the Landlord has agreed in this Agreement to lease additional space (the "Third Expansion Premises") as of June 1st, 2006;

AND WHEREAS the Landlord and Tenant have agreed to amend the Lease, the First Amending Agreement and Second Amending Agreement all of which shall collectively be referred to as the "Lease", on the terms set out in this Agreement;

NOW THEREFORE WITNESSETH the Landlord and the Tenant hereby covenant and agree as follows:

1.
The Landlord has agreed to lease the Third Expansion Premises on the sixth (6th) floor, being Suite 602, consisting of approximately 866 square feet of rentable area of the Building for a total of 16,750 square feet, as of June 1st, 2006 and terminating on October 31st, 2009.

2.
The Net Rental rate shall be at the same rates, namely, $12.75 per square foot, per annum, net net for the period of June 1st, 2006 to October 31st, 2007 and $13.00 per square foot, per annum, net net for the period of November 1st, 2007 to October 31st, 2009.

3.
The Tenant shall pay as Additional Rent, its proportionate share of Realty Taxes, Maintenance and Operating Costs with respect to the Third Expansion Premises estimated at $11.25 per square foot.

4.
The Tenant to take possession of the Third Expansion Premises in an "as is" condition.

5.
All other terms and conditions as set out in the Lease except as specifically hereby amended shall remain in full force and effect.

The new monthly rental schedule with respect to the Third Expansion Premises shall be calculated as follows:

For the period of June 1, 2006 to June 30, 2006 —

Base Rent ($12.75 p.s.f. × 866 s.f., divide by 12)	$920.13
On Account of Realty Taxes ($3.45 p.s.f. × 866 s.f., divide by 12)	248.98
On Account of Maintenance and Operating Costs ($7.80 p.s.f. × 866 s.f., divide by 12)	562.90

Subtotal	$1,732.01
7% G.S.T.	121.24

TOTAL RENT	$1,853.25

Commencing July 1, 2006 —

Base Rent ($12.75 p.s.f. × 866 s.f., divide by 12)	$920.13
On Account of Realty Taxes ($3.45 p.s.f. × 866 s.f., divide by 12)	248.98
On Account of Maintenance and Operating Costs ($7.80 p.s.f. × 866 s.f., divide by 12)	562.90

Subtotal	$1,732.01
6% G.S.T.	103.92

TOTAL MONTHLY RENT	$1,835.93

IN WITNESS WHEREOF the Parties have hereto executed this Lease Amending Agreement

BADENHURST-AIRWAY CENTRE LTD.		HOSTOPIA.COM INC.

Per:	/s/ DANIEL DRIMMER	Per:	/s/ WILLIAM CAMPBELL

	Daniel Drimmer, Vice President		William Campbell, CEO

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LEASE
SCHEDULE "A" LEGAL DESCRIPTION
SCHEDULE "B" FLOOR PLAN OF THE PREMISES
SCHEDULE "C" RULES AND REGULATIONS
AGREEMENT made this 1st day of May, 2003